Exhibit 5.1

DLA Piper LLP (US) 3203 Hanover Street, Suite 100 Palo Alto, CA 94304 T 650-833-2000 F 650-833-2001 W www.dlapiper.com

December 4, 2023

Super Micro Computer, Inc.

980 Rock Avenue

San Jose, California 95131

Ladies and Gentlemen:

We have acted as counsel to Super Micro Computer, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and, at the election of the Underwriters, up to 315,105 additional shares of Stock (collectively, the “Company Shares”), and the sale by certain selling stockholders of 100,700 shares of Stock (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”), as set forth in the registration statement on Form S-3 (File No. 333-275819) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 30, 2023, and the preliminary prospectus contained therein, as supplemented by the final prospectus dated November 30, 2023 (the “Prospectus”).

We have examined and relied upon the Registration Statement, the Prospectus, copies certified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as currently in effect, resolutions adopted by the Board of Directors of the Company, the Underwriting Agreement filed as exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness, authenticity and completeness of all documents submitted to us as originals; the completeness and conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

The opinion expressed herein is limited to the General Corporation Law of the state of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America. This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any prospectus included therein.

On the basis of the foregoing, and subject to the qualifications and limitations stated herein, and in reliance thereon, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement, and to the filing of this opinion as exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder (including Item 509 of Regulation S-K).

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)